Exhibit 2.2

                            LIST OF OMITTED SCHEDULES
                            -------------------------

o Schedule A detailing the phases and terms of the escrow agreement contained in the agreement

o Schedule B, which includes the Written Consent of Directors of PowerSource Corporation to issue additional shares of common stock pursuant to a non-dilution policy; Earn-Out Structure of the agreement; and Valuation & Anti-Dilutive Considerations.

o Schedule C, which includes PowerSource 2000 Incentive Stock Option Plan and the Director's Action by Unanimous Consent to Adopt the 2000 Incentive Stock Option Plan

o Schedule D, which is PowerSource's statement of intent to use the law firm of Casale Coffee Nojima, LLP as the escrow agent pursuant to the terms and conditions of the escrow contained in the agreement.

o Schedule F, which is a summary all pending litigation against PowerSource

o Schedule G, which includes copies all licenses and permits currently held by PowerSource

Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally a copy of the omitted Disclosure Schedule to the Commission, upon the Commission's request.